Exhibit 99

Quarterly Shareholder Brochure of CNB Corporation

July 13, 2012

Dear Shareholder,

We are pleased to announce the first six months of 2012 have resulted in positive income for the Corporation, well ahead of 2011. It is anticipated this trend will continue given the reduction in both other real estate owned and past due loan levels.

Highlights of financial performance for the first half of 2012 follow:

•

Assets totaled $252.2 million as of June 30, 2012, compared to assets of $248.3 million at June 30, 2011; an increase of 1.60%. Nearly $5 million of the increase is attributable to the escrow account from the sale of Cheboygan Memorial Hospital which is expected to be liquidated by year-end. The increase in deposits is also attributable, in part, to the escrow account.

•

Loans on June 30, 2012 were $118.2 million, down from $126.9 million on June 30, 2011; a decrease of 6.9%. Loans at December 31, 2011 were $118.4 million. The relatively unchanged loan balance from December 31, 2011 to June 30, 2012 is an indication that new loan growth is keeping pace with loan payoffs and a sign that business and consumer confidence is returning.

•	Allowance for loan losses increased $1.9 million over 2011 and is now 3.4% of total outstanding loans. This reflects management’s conservative approach to potential loan losses.

•

Net interest income through June 30, 2012 was $3.7 million, a reduction of $249,000 over the same period in 2011. The sustained low interest rate environment continues to put pressure on both deposit and loan rates.

•

Net realized gains from the sale of loans for the first six months of 2012 was $338,000, compared to $67,000 for the same period in 2011. Mortgage customers are responding well to our marketing efforts and taking advantage of 15-year mortgage rates below 3%. The Company, in turn, is able to take advantage of secondary market pricing to sell the loans for increased gains.

As noted at the 2012 annual meeting of shareholders the passage of the Jumpstart Our Business Startups (JOBS) Act earlier this year makes it possible for the Corporation to pursue deregistration. Once the deregistration process is complete shareholders will be provided with updated information on the financial reporting and stock trading process. Upon deregistration stock trades can be handled through a broker or in-house using a system similar to what was in place prior to 2007.

At the annual meeting of shareholders the previous year’s slate of directors were all reelected for another term and at the organizational meeting of the Corporation Vincent J. Hillesheim was reelected as Chairman of the Board of Directors and Thomas J. Ellenberger was reelected as Chairman of the Audit Committee. Additionally, at its June 28, 2012 meeting the Citizens National Bank Board of Directors appointed Rick A. Tromble as a new director. Locally, Rick owns Tromble Bay Farms and is a partner in Cheboygan’s Fernelius Ford dealership. His business knowledge and dedication to community make Rick a welcome addition to the board.

I continue to invite your comments and questions. Please don’t hesitate to call or stop in.

Sincerely,

Susan A. Eno

President & CEO

CNB Corporation

Consolidated Balance Sheets

(UNAUDITED)

in thousands of dollars

	June 30,
	2012	2011
ASSETS
Cash and due from banks	$4,056	$3,842
Interest-bearing deposits with other financial institutions	14,099	11,082
Federal funds sold	0	0

Total cash and cash equivalents	18,155	14,924

Time deposits with other financial institutions	14,469	9,806
Securities available for sale	82,156	71,065
Securities held to maturity (market value of $4,456 in 2012 and $ 7,699 in 2011)	4,030	7,116
Other securities	997	997

Total investment securities	87,183	79,178

Loans	118,174	126,954
Less allowance for loan losses	(3,978)	(2,090)

Loans, Net	114,196	124,864

Premises and equipment, net	5,307	5,334
Other assets	12,916	14,149

Total assets	$252,226	$248,255

LIABILITIES
Deposits
Noninterest-bearing demand	$54,713	$46,631
Interest-bearing deposits	174,664	175,970

Total deposits	229,377	222,601
Other liabilities	4,394	4,353

Total liabilities	233,771	226,954

SHAREHOLDERS' EQUITY
Common Stock	3,030	3,030
Surplus	19,499	19,499
Retained Earnings and Accumulated other
Comprehensive Income/(Loss)
	(4,074)	(1,228)

Total shareholders’ equity	18,455	21,301

Total liabilities and shareholders’ equity	$252,226	$248,255

Consolidated Statement of Income

(Unaudited)

in thousands of dollars

Six months ended June 30,

	2012	2011	2010
INTEREST INCOME
Interest and fees on loans	$3,637	$3,884	$4,466
Interest on securities:
Taxable	385	549	476
Tax exempt	169	246	278
Other interest income	108	106	115

Total interest income	4,299	4,785	5,335

INTEREST EXPENSE ON DEPOSITS	555	792	1,129

NET INTEREST INCOME	3,744	3,993	4,206
Provision for loan losses	860	700	375

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,884	3,293	3,831

NONINTEREST INCOME

Service charges and fees	488	498	515
Net realized gains from sale of loans	338	67	80
Loan servicing fees, net of amortization	(8)	46	45
Gains on the sale of assets	400	0	0
Gains on life insurance proceeds	0	0	189
Gain on sale of investment securities	274	0	5
Other income	210	274	170

Total noninterest income	1,702	885	1,004

NONINTEREST EXPENSES
Salaries and benefits	2,050	1,966	1,959
Occupancy	468	502	496
FDIC insurance premiums	177	219	262
Expenses relating to ORE property	(10)	204	265
Other expenses	1,003	1,038	952

Total noninterest expenses	3,688	3,929	3,934

INCOME BEFORE INCOME TAXES	898	249	901
Income tax expense	221	(33)	129

NET INCOME	$677	$282	$772

BASIC NET INCOME PER SHARE	$0.56	$0.23	$0.64